Exhibit 99.1

TechPrecision Announces Preliminary Q4 2024 Financials and Filing of Form 12b-25 to Extend Time to File FY 2024 Annual Report

WESTMINSTER, MA / ACCESSWIRE / July 1, 2024 – TechPrecision Corporation (Nasdaq: TPCS) (“TechPrecision” or the “Company,” “we,” “us” or “our”) today announced unaudited preliminary Q4 2024 financial information and disclosed it had filed form 12b-25 for a 15 day extension to timely file their Form 10K for the fiscal year ended March 31, 2024.

Q4 FY 2024 Unaudited Preliminary financial information

The unaudited preliminary financial information for the three months ended March 31, 2024 is as follows. Ranor, Inc., had net sales of $4,529,227 with net income of $246,822. STADCO had net sales of $5,015,478 with net income of $379,446. TechPrecision had no revenue and approximately $400,000 of recurring expenses as well as approximately $1,000,000 of one-time cash expenses arising from the terminated acquisition of Votaw Precision Technologies, Inc. (“Votaw”).1

1 Expenses do not include the one-time non-cash expense from the previously reported issuance of shares to Doerfer Corporation in connection with the termination fee payable in the Company’s common stock for the failed Votaw acquisition.

All financial results for the three months ended March 31, 2024 included above are preliminary, have not been reviewed or audited, are based upon the Company's estimates, and were prepared prior to the completion of the Company's financial statement close process. The preliminary financial results should not be viewed as a substitute for the Company's full fourth quarter results, do not present all information necessary for an understanding of the Company's financial performance as of and for the three months ended March 31, 2024 and should not be considered final until the Company files its Annual Report on Form 10-K for the fiscal year ended March 31, 2024. During the course of the preparation of the Company's financial statements as of and for the fiscal year ended March 31, 2024, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above. Accordingly, undue reliance should not be placed on this preliminary data.

Extension to File Annual Report for FY 2024.

The company filed Form 12b-25 informing the Securities and Exchange Commission that it is unable to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2024 (the “FY 2024 10-K”) within the prescribed period of time because the Company had not received the necessary information from Stadco to complete the financial statement close process in a timely manner, due to continuing issues integrating Stadco’s financial reporting processes and procedures into the Company’s larger financial reporting structure.

The Company intends to file the FY 2024 10-K on or before the fifteenth calendar day following the due date for the FY 2024 10-K as prescribed by Form 12b-25. Although the Company is working diligently on resolving the issues related to the integration of Stadco’s financial reporting processes and procedures, there can be no guarantee that these issues will not affect future financial reporting periods.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and STADCO, manufacture large-scale, metal fabricated and machined precision components and equipment. These products are used predominantly in the defense, aerospace, and precision industrial markets. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection, and testing. To learn more about the Company, please visit the corporate website at www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements about our preliminary financial results for the three months ended March 31, 2024, the filing of the FY 2024 Form 10-K and the Company’s efforts to resolve issues with the integration of Stadco’s financial reporting procedures and processes and other statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "should," "would" and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside of our control, including health emergencies, like epidemics or pandemics, the Russia-Ukraine and Israel-Hamas conflicts, price inflation, interest rate increases and supply chain inefficiencies; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; general economic conditions; and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

Company Contact:	Investor Relations Contact:
Ms. Barbara Lilley	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone:646-536-7331
Tel: 978-883-5102	Email: brett@haydenir.com
Email: lilleyb@ranor.com www.techprecision.com